EXHIBIT 99.1

2621 West 15th Place
[Logo for Ryerson Tull]	Chicago, IL 60608

For additional information:

Terence R. Rogers
NEWS RELEASE	VP Finance and Treasurer
773.788.3720

RYERSON TULL REPORTS FOURTH QUARTER 2003 RESULTS

Experiences Improvement in Market Demand

Chicago, Illinois – January 29, 2004 – Ryerson Tull, Inc. (NYSE: RT) today reported a fourth quarter 2003 net loss of $7.5 million, or $0.30 per share. This compares with a net loss of $5.7 million, or $0.23 per share, in the fourth quarter of 2002, and a net loss of $3.2 million, or $0.13 per share, in the third quarter of 2003. For the full year, Ryerson Tull reported a net loss of $14.1 million, or $0.58 per share for 2003, compared with a net loss of $96.3 million, or $3.89 per share, for 2002.

“In the fourth quarter, we experienced definite improvement in market demand,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull. “And while we have not yet turned the corner to profitability, we are benefiting from our aggressive, ongoing actions to increase productivity, cut costs, and enhance customer service.”

Fourth-Quarter Performance

Fourth quarter 2003 sales increased 9.9 percent from the fourth quarter of 2002, on a 4.4 percent increase in tons shipped per day and a 5.1 percent increase in the average selling price per ton. On a sequential basis, fourth quarter 2003 sales declined 0.7 percent from the third quarter of 2003, due to fewer shipping days. Tons shipped per day increased 3.0 percent, sequentially, to the highest level in 2003, due to improving business conditions.

Gross profit per ton improved to $167 in the fourth quarter of 2003, compared with $157 in the year-ago period and $159 in the third quarter of 2003. (Depreciation expense for property and equipment directly attributable to the generation of revenue has been reclassified into cost of materials sold. Prior periods have been reclassified to ensure comparability. Previously, all depreciation expense was included as part of operating expenses. See “Supplemental Data” section of the earnings schedule for a breakdown.) Gross margins improved to 19.4 percent in the fourth quarter of 2003,

January 29, 2004

compared with 19.3 percent in the fourth quarter of 2002 and 18.7 percent in the third quarter of 2003.

Fourth quarter 2003 operating expenses per ton were $168, compared to $166 in the year-ago period, and $161 in the third quarter of 2003. The fourth quarter of 2002 operating expense per ton benefited from a $7 per ton gain on the sale of foreign interests.

Fourth quarter 2003 results included:

•	A pretax charge of $3.8 million, or $0.09 per share, for restructuring activities, including service center consolidations and headcount reductions.

•	A $4.3 million, or $0.17 per share, valuation allowance for a portion of the deferred tax asset.

Fourth quarter 2002 results included:

•	A pretax gain of $4.1 million, or $0.11 per share, on the sale of a joint venture interest in China; and

•	A pretax charge of $1.9 million, or $0.05 per share (included in “interest and other expense on debt”), associated with the write-off of unamortized fees from a terminated financing agreement.

Third quarter 2003 results included:

•	A pretax charge of $898,000, or $0.02 per share, for restructuring activities, including the consolidation or reorganization of several service centers.

Net Deferred Tax Asset

In the fourth quarter of 2003, the company’s tax provision of $2.4 million included a $4.3 million valuation allowance against the deferred tax asset. The valuation allowance is a non-cash charge and reflects the company’s assessment of the realizability of tax assets in certain state jurisdictions. The company believes that it will be able to utilize the remaining $131.8 million of net deferred tax asset in the future.

Full-Year Performance

Sales increased 4.4 percent in 2003, as a 2.2 percent decline in tons shipped was offset by a 6.8 percent increase in the average selling price per ton. Gross profit per

January 29, 2004

ton improved to $166 for 2003, compared with $158 for 2002. Operating expense per ton was $165 in 2003 compared with $161 in 2002. Operating expense per ton in 2002 benefited $2 per ton from gains on sales of assets and foreign interests, offset by an adjustment to the gain on the 1999 sale of a subsidiary.

2003 results included:

•	Restructuring charges of $6.2 million, pretax, or $0.15 per share.

•	A $4.5 million, or $0.18 per share, valuation allowance for a portion of the deferred tax asset.

2002 results included:

•	A pretax restructuring charge of $2.7 million, or $0.07 per share;

•	A pretax charge of $8.5 million, or $0.22 per share, in connection with the settlement of litigation associated with Inland Engineered Materials;

•	A pretax gain of $10.9 million, or $0.27 per share, on the sale of real estate;

•	A pretax gain of $4.1 million, or $0.11 per share, on the sale of a joint venture interest in China;

•	A pretax gain of $5.1 million, or $0.13 per share, from shares received on the demutualization of an insurance company;

•	A pretax charge of $1.9 million, or $0.05 per share (included in “interest and other expense on debt”), associated with the write-off of unamortized fees from a terminated financing agreement;

•	An after-tax loss of $1.7 million, or $0.07 per share, from discontinued operations for environmental claims related to Inland Steel Company; and

•	A non-cash, after-tax charge of $82.2 million, or $3.31 per share, to write down the value of goodwill in accordance with FAS 142.

Restructuring Activity

“Our efforts to enhance productivity, improve asset utilization, and cut costs are an ongoing process,” stated Novich. As anticipated in the third-quarter release, the company took a fourth-quarter charge of $3.8 million for plant consolidations and headcount reductions. Additionally, there were accelerated depreciation charges

January 29, 2004

associated with the restructuring activities of $919,000 for the fourth quarter and $1.5 million for the full year.

Since early 2000, Ryerson Tull has cut $85 million from its annualized fixed cost structure. The company expects to realize additional annualized fixed cost savings of nearly $3 million beginning in the second quarter of 2004, based on restructuring actions taken in the fourth quarter of 2003.

Financial Condition

“Maintaining adequate liquidity and ensuring a solid balance sheet remain top priorities,” continued Novich. During the fourth quarter, the company reduced debt levels by $36 million. For the year, total debt increased $46 million to $266 million, primarily due to a $56 million voluntary pension contribution and a $21 million settlement payment to Ispat, partially offset by a $16 million inventory reduction. At year end 2003, Ryerson Tull had a debt-to-capital ratio of 41 percent and approximately $151 million available under its credit facility, compared with a debt-to-capital ratio of 35 percent and availability of $163 million at the end of 2002.

Outlook

“We enter 2004 more optimistic about business prospects than we have been in several years,” concluded Novich. “While metals demand remains well below prior peak levels, and the strength and sustainability of the economic recovery is unpredictable, we have experienced improving market conditions. We are also realizing the benefits of our continuing cost control actions, our commitment to superior customer service, and our proactive marketing program designed to expand business with new and existing customers. However, volatile metal prices and extended mill lead times may create supply disruptions. We are working very closely with both customers and the mills to minimize any negative impact.”

Note: Ryerson Tull will conduct a conference call to discuss fourth-quarter results on Friday, January 30, 2004, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

January 29, 2004

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; ability to maintain or increase market share and gross margins; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; labor relations; and timing and costs of completing planned restructurings, reorganizations, and consolidations of facilities.

January 29, 2004

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	Fourth Quarter		Third Quarter 2003	Year Ended December 31
	2003	2002		2003	2002
NET SALES	$547,500	$497,993	$551,437	$2,189,435	$2,096,527
Cost of materials sold	441,039	402,198	448,412	1,766,771	1,685,914

Gross profit	106,461	95,795	103,025	422,664	410,613
Warehousing and delivery	56,940	55,723	56,783	226,429	226,653
Selling, general and administrative	45,971	49,539	46,518	187,467	196,582
Adjustment to the gain on sale of Inland Engineered Materials Corp.	—	—	—	—	8,500
Restructuring and plant closure costs	3,773	—	898	6,213	2,706
Gain on sale of foreign interests	—	(4,104)	—	—	(4,104)
Gain on sale of assets	—	—	—	—	(10,904)

OPERATING PROFIT (LOSS)	(223)	(5,363)	(1,174)	2,555	(8,820)
Other revenue and expense, net	46	291	46	166	(1,335)
Shares received on demutualization of insurance company	—	—	—	—	5,103
Interest and other expense on debt	(4,842)	(5,317)	(4,201)	(18,815)	(14,631)

INCOME (LOSS) BEFORE INCOME TAXES	(5,019)	(10,389)	(5,329)	(16,094)	(19,683)
Provision (benefit) for income taxes	2,441	(4,696)	(2,153)	(2,011)	(7,272)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(7,460)	(5,693)	(3,176)	(14,083)	(12,411)
Discontinued operations (net of tax):
Adjustment to the gain on sale of the Inland Steel Company	—	—	—	—	(1,737)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(7,460)	(5,693)	(3,176)	(14,083)	(14,148)
Cumulative effect of change in accounting principle	—	—	—	—	(82,178)

NET INCOME (LOSS)	$(7,460)	$(5,693)	$(3,176)	$(14,083)	$(96,326)

INCOME (LOSS) PER SHARE OF COMMON STOCK
Basic and Diluted:
Income (loss) from continuing operations	$(0.30)	$(0.23)	$(0.13)	$(0.58)	$(0.51)
Inland Steel Company—adjustment to gain on sale	—	—	—	—	(0.07)
Cumulative effect of change in accounting principle	—	—	—	—	(3.31)

Net income (loss)	$(0.30)	$(0.23)	$(0.13)	$(0.58)	$(3.89)

Dividends on preferred stock	$48	$48	$48	$192	$192
Net income (loss) applicable to common stock	$(7,508)	$(5,741)	$(3,224)	$(14,275)	$(96,518)
Average shares of common stock—diluted	24,828	24,815	24,828	24,822	24,810
Supplemental Data :
Tons shipped (000)	636	609	648	2,553	2,610
Average selling price/ton	$860	$818	$851	$858	$803
Gross profit/ton	$167	$157	$159	$166	$158
Operating expenses/ton	168	166	161	165	161
Operating profit (loss)/ton	(1)	(9)	(2)	1	(3)
Depreciation included in Cost of materials sold	5,011	3,742	4,820	18,342	17,917
Depreciation included in SG&A Expenses	1,052	1,572	1,496	5,563	7,127

(Dollars in Millions)	12/31/2003	12/31/2002
Cash and cash equivalents	$13.7	$12.6
Accounts receivable	257.8	228.5
Current value of inventory	498.8	492.7
Inventory at LIFO value	437.6	453.6
Net property, plant and equipment	225.0	233.0
Net deferred tax asset	131.8	132.2

Accounts payable	144.9	112.2
Long-term debt	266.3	220.4
Stockholders’ equity	382.3	405.6